UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 30, 2018

WPX Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-35322	45-1836028
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification No.)

3500 One Williams Center, Tulsa, Oklahoma	74172-0172
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (855) 979-2012

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 30, 2018, WPX Energy Production, LLC, a Delaware corporation (the “Company”) wholly owned by WPX Energy, Inc. (“WPX”), entered into a Purchase and Sale Agreement (the “Agreement”) with Enduring Resources IV, LLC, a Delaware limited liability company (“Buyer”), pursuant to which the Company will sell to Buyer certain of the Company’s oil and gas assets located in the State of New Mexico (the “Assets”). WPX is a party to the Agreement solely for purposes of acting as a guaranty of the Company’s obligations under the Agreement. The transactions contemplated by the Agreement are referred to herein as the “Transaction.”

Under the terms of the Agreement, the Company has agreed to sell the Assets to Buyer for $700 million in cash. The purchase price is subject to certain customary purchase price adjustments, including adjustments for certain title defects and certain environmental defects asserted on or prior to March 16, 2018, and to reflect an economic effective date for hydrocarbons of November 1, 2017. Following the execution of the Agreement, Buyer deposited $35 million into an escrow account as the deposit to be applied against the purchase price at the closing of the Transaction.

The completion of the Transaction is subject to the satisfaction or waiver of certain customary conditions, including, among others: (a) the absence of certain legal restraints on the consummation of the Transaction; and (b) the material accuracy of the parties’ representations and warranties as of the closing. The Agreement may be terminated (a) by mutual agreement of the parties; (b) by Buyer or the Company if the closing has not occurred within 90 days of the scheduled closing date of March 28, 2018 (or within 90 days of the date to which the scheduled closing is postponed consistent with the terms of the Agreement), and the failure to close the Transaction is not the result of the negligent or willful failure to comply with the Agreement in a material respect by the party seeking to terminate the Agreement; or (c) by Buyer or the Company if the aggregate adjustments to the purchase price resulting from title defects, environmental defects, casualty losses and any exercised preferential purchase rights applicable to the Assets exceed 25% of the unadjusted purchase price. The Agreement contains customary representations, warranties and covenants for a transaction of this nature.

The foregoing summary of the Agreement and the Transaction does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K. There can be no assurance that the Transaction will be consummated on the terms described or at all.  The Agreement has been included to provide investors with information regarding its terms and is not intended to provide any financial or other factual information about the Company or WPX. In particular, the representations, warranties and covenants contained in the Agreement (a) were made only for purposes of the Agreement and as of specific dates, (b) were solely for the benefit of the parties to the Agreement, (c) may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures, (d) were made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing matters subject to representations and warranties as facts, and (e) may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Agreement, which subsequent information may or may not be fully reflected in public disclosures by WPX. Accordingly, investors should read the representations and warranties in the Agreement not in isolation but only in conjunction with the other information about WPX that is included in reports, statements and other filings it makes with the U.S. Securities and Exchange Commission.

Item 7.01 Regulation FD Disclosure.

In accordance with General Instruction B.2. of Form 8-K, the following information, including Exhibit 99.1, shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information and Exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On February 5, 2018, WPX issued a press release announcing that the Company had entered into the Agreement. A copy of the press release is furnished as Exhibit 99.1 to this report and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

2.1*	Purchase and Sale Agreement by and between WPX Energy Production, LLC and Enduring Resources IV, LLC dated January 30, 2018
99.1	Press release of WPX Energy dated February 5, 2018

* Schedules and Exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company undertakes to furnish supplemental copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WPX ENERGY, INC.

	By:	/s/ Stephen E. Brilz
Stephen E. Brilz
Vice President and Secretary

DATED: February 5, 2018